UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2023

Apollo Debt Solutions BDC

(Exact name of Registrant as specified in its charter)

Delaware	814-01424	86-195058
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 West 57th Street New York, New York	10019
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (212) 515-3200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02. Unregistered Sale of Equity Securities

As of January 3, 2023, Apollo Debt Solutions BDC (the “Fund,” “ADS,” “we” or “our”) sold unregistered Class I common shares of beneficial interest (with the final number of shares being determined on January 20, 2023) to feeder vehicles primarily created to hold the Fund’s Class I shares. The offer and sale of these Class I shares was exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) and/or Regulation S thereunder (the “Private Offering”). The following table details the shares sold:

Date of Unregistered Sale	Amount of Class I Common Shares	Consideration
As of January 3, 2023 (number of shares finalized on January 20, 2023)	475,106	$11,023,306

Item 7.01. Regulation FD Disclosures

Apollo Debt Solutions Announces Special Distributions

On January 20, 2023, Apollo Debt Solution BDC announced that its Board of Trustees declared special distributions totaling $0.06 per share to be distributed in three consecutive monthly payments of $0.02 per share. Payments will be made on or around March 29, 2023, April 26, 2023 and May 26, 2023 for shareholders of record as of February 28, 2023, March 31, 2023 and April 28, 2023, respectively. The special distributions will be paid in cash or reinvested in shares of the Fund for shareholders participating in the Fund’s distribution reinvestment plan. These special distributions are in addition to the regular monthly distribution of $0.16 per share that was declared on January 20, 2023 to shareholders of record as of January 31, 2023 to be paid on or about February 24, 2023.

The special distributions pay out a portion of the Fund’s undistributed taxable income generated in 2022, which was supported by the rising rate environment and attractive spreads on the Fund’s newly originated loans.

A copy of the Fund’s press release announcing the foregoing is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

January 2023 Distributions

On January 20, 2023, the Fund declared distributions for each class of its common shares of beneficial interest (the “Shares”) in the amount per share set forth below:

	Gross Distribution	Shareholder Servicing and/or Distribution Fee	Net Distribution
Class I Common Shares	$0.1600	$0.0000	$0.1600
Class S Common Shares	$0.1600	$0.0167	$0.1433
Class D Common Shares	$0.1600	$0.0049	$0.1551

The distributions for each class of Shares are payable to shareholders of record as of the open of business on January 31, 2023 and will be paid on or about February 24, 2023. These distributions will be paid in cash or reinvested in shares of the Fund’s Shares for shareholders participating in the Fund’s distribution reinvestment plan.

Portfolio and Business Commentary

(All figures as of December 31, 2022, unless otherwise noted)

The public credit markets ended 2022 on a firmer tone as slowing inflation data buoyed market expectations for less aggressive Federal Reserve interest rate hikes in 2023. Supported by the tightening of credit spreads in the broader loan markets and the over-earning resulting from the strong income generation of our portfolio, ADS’ NAV per share as of December 31, 2022 increased 0.3% month-over-month to $23.20. This resulted in 1-month, 3-month, and year- to-date returns through December 31, 2022 of 1.0%, 3.1% and -0.3%, respectively, for the Fund’s Class I common shares.1

A dominant theme throughout 2022 was the lack of capital availability in the leveraged loan and high yield markets with issuance volumes sinking by 70% and 78% year-over-year, respectively.2 Direct lenders were the primary source of capital for sponsors and issuers, providing in aggregate more than $144 billion of financing during the year.3 We believe that the factors behind the suppressed primary issuance volumes in 2022, including global growth concerns, lack of bank appetite, and elevated CLO liability costs impacting CLO issuance, will continue to persist into 2023. Further, there is currently approximately $1.3 trillion of private equity dry powder, with approximately 35% concentrated in the top 30 private equity firms.4 We believe that these factors combined will continue to drive the need for larger financing solutions from direct lenders, which will support the Fund’s ability to invest in larger, high-quality borrowers at attractive pricing and terms.

During the fourth quarter of 2022, ADS funded approximately $547 million of private first lien loans at a weighted average spread of 674 basis points, representing an increase of 68 basis points relative to our directly originated loans in the third quarter of 2022.5 For the quarter ended December 31, 2022, the weighted average yield at amortized cost of our newly originated direct investments was 11.8%, compared to 9.0% in the third quarter. The weighted average yield at amortized cost of our portfolio was 10.1% for the fourth quarter, compared to 8.5% in the third quarter.

As of December 31, 2022, our portfolio was approximately $4.3 billion based on fair market value across 128 issuers and 45 industries. The median EBITDA of our portfolio companies was $251 million, and our portfolio’s net loan-to-value was 41%.6 As of December 31, 2022, 99% of our portfolio was first lien based on market value, 99% was floating rate, and there were no investments on non-accrual status.

We continue to operate with ample capital cushion and liquidity given our view that the period ahead will continue to offer attractive investment opportunities in large cap direct lending. We currently have approximately $1.1 billion of liquidity immediately available, and our net leverage was 0.98x as of December 31, 2022.7

1.

For Class S common shares, ADS generated returns of 0.9%, 2.8%, and -1.7% for 1-month, 3-month, and inception-to-date returns through December 31, 2022 (inception date is February 1, 2022), respectively. For Class D common shares, ADS generated returns of 1.0%, 3.0%, and 5.2% for 1-month, 3-month, and inception-to-date returns through December 31, 2022 (inception date is July 1, 2022), respectively.

2.	J.P. Morgan – North America Credit Research, December 2022.

3.	KBRA Direct lending Deals – Q4 2022.

4.	S&P Global Market Intelligence, December 2022. Represents global private equity and growth equity dry powder.

5.	Represents weighted average spread on funded amount only.

6.

Based on latest information tracked on our portfolio companies and excludes certain portfolio companies for which these metrics are not meaningful. Net debt through the respective loan tranche in which the Fund has invested divided by the estimated enterprise value of the portfolio company.

7.	Includes borrowing base availability under secured financing facilities, cash and net receivables from investments.

Item 8.01. Other Events.

Net Asset Value and Portfolio Update

The net asset value (“NAV”) per share of each class of the Fund as of December 31, 2022, as determined in accordance with the Fund’s valuation policy, is set forth below.

NAV as of December 31, 2022
Class I Common Shares	$23.20
Class S Common Shares	$23.20
Class D Common Shares	$23.20

As of December 31, 2022, the Fund’s aggregate NAV was $2.2 billion, the fair value of its investment portfolio was approximately $4.3 billion and it had approximately $2.2 billion of principal debt outstanding, resulting in a debt-to- equity leverage ratio of approximately 1.01x. The Fund’s net leverage ratio as of December 31, 2022 was approximately 0.98x.(1)

(1)

The Fund’s net leverage ratio is defined as debt outstanding plus payable for investments purchased, less receivable for investments sold, less cash and cash equivalents, less foreign currencies, divided by net assets.

Status of Offering

The Fund is currently publicly offering on a continuous basis up to $5.0 billion in Shares (the “Offering”). Additionally, the Fund has sold unregistered shares as part of the Private Offering. The following table lists the Shares issued and total consideration for both the Offering and the Private Offering as of the date of this filing. The Fund intends to continue selling Shares in the Offering and the Private Offering on a monthly basis.

	Common Shares Issued	Total Consideration
Offering:
Class I Common Shares	12,018,501	$281,609,073
Class S Common Shares	11,390,224	$271,951,302
Class D Common Shares	114,579	$2,674,991
Private Offering:
Class I Common Shares	73,993,348	$1,824,429,814
Class S Common Shares	—	—
Class D Common Shares	—	—
Total Offering and Private Offering *	97,516,653	$2,380,665,180

*	Amounts may not sum due to rounding.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated January 20, 2023.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO DEBT SOLUTIONS BDC

Date: January 20, 2023	By:	/s/ Kristin Hester
	Name:	Kristin Hester
	Title:	Chief Legal Officer and Secretary

6